Exhibit 99.1

Contact: Cindy Pavy
Vice President, Marketing
Phone: (219) 873-2692
Fax: (219) 873-2628
Date: January 31, 2007

FOR IMMEDIATE RELEASE

Horizon Bank Global Market Listing

Michigan City, Indiana - Horizon Bancorp, the parent of Horizon Bank, reported today that it will upgrade its listing to the NASDAQ Global Market. The Company reported that its application was accepted on January 29, 2007. Horizon’s shares will commence trading on the Global Market February 1, 2007, under the ticker symbol HBNC.

“We are pleased that our common shares were accepted for trading on the NASDAQ Global Market. The NASDAQ Global Market sets higher requirements of stockholders’ equity, net income and market value,” said Craig M. Dwight, President and Chief Executive Officer. “Qualifying for the NASDAQ Global Market reflects our ongoing commitment to maximize Horizon Bancorp’s shareholder value. We believe this move will increase our visibility and credibility in the institutional marketplace and increase the attractiveness of Horizon’s shares to potential new investors.”

About NASDAQ Global Market

The NASDAQ Global Market consists of over 1,450 companies that have met and continued to meet stringent financial and liquidity requirements and meet specific corporate governance standards. Formerly called the NASDAQ National Market, this market was renamed in 2006 to reflect the global leadership and international reach of this market and the companies whose securities are listed here. For more information on the requirements to be included on the NASDAQ Global Market please refer to www.nasdaq.com/about/nasdaq_listing_reqJ_fees.pdf.

Horizon Bancorp is a locally owned, independent, bank holding company serving Northern Indiana and Southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and St. Joseph, New Buffalo, Harbert and Three Oaks Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

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Page 2 - Global Market Listing

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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Horizon Contacts:
Media Relations
Cindy Pavy	219-873-2692
Vice President of Marketing

Investor Relations
James H. Foglesong	219-873-2608
Chief Financial Officer

Craig M. Dwight	219-873-2725
Chief Executive Officer